CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 16, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to Shareholders of the Liberty Variable Investment Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the Heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants and Financial Statements" in the Statement of Additional Information.



PRICEWATERHOUSECOOPERS LLP
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PricewaterhouseCoopers LLP
Boston, Massachusetts
April 13, 1999